AGREEMENT

This agreement is between Higher Education Services, LLC (HES) and Western Institute of Science and Health (WISH).

Whereas. HES is desirous to develop a degree distance education program to be offered Over the internet in allied health, and

Whereas, WISH is a degree granting institution, licensed in the slate of California and accredited by Accrediting Bureau for Health Education Schools, and offers residential programs b allied health and is desirous to offer online distance Education programs,

Therefore, these two institutions have agreed to work together to develop such programs for HES

The activity will take place during the period from July 1, 2002 through June 30, 2003.

WISH shall be responsible for developing the courses selected mutually, placing the courses on the internet, providing an electronic platform, having the courses approved and accredited, teaching the courses to five students, and making changes, revisions, deletions, and additions to the program as needed

HES will pay WISH a monthly fee of $40,000 during the months of July, 2003 to May. 2004, and a payment of $14,803.68 in the month of June. In addition, HES will reimburse WISH for certain expenses related to the development aspect as mutually accepted.

This agreement may be canceled by granting either party thirty days written notice. The agreement may also be extended beyond the June 30, 2003 date if so desired by the individual parties.

APPROVED FOR WESTERN INSTITUTE OF SCIENCE AND HEALTH




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Charles Newman, CEO                   David H- Weaver- CFO




APPROVED HIGHER EDUCATION SERVICES, LLC




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Charles Newman, Managing Member